UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 12, 2021

Clovis Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35347	90-0475355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5500 Flatiron Parkway, Suite 100 Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 625-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock par Value $0.001 per Share	CLVS	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2021, the Board of Directors (the “Board”) of Clovis Oncology, Inc. (the “Company”) increased the number of members of the Board from ten (10) to eleven (11). The Board filled the vacancy created by the foregoing increase by electing Dr. Ronit Simantov to serve as a member of the Board, effective as of July 12, 2021. Dr. Simantov will serve as a Class III director. The Board has appointed Dr. Simantov to serve on the newly created Scientific Review Committee of the Board.

Dr. Simantov will participate in the non-employee director compensation arrangements described in the Company’s 2021 proxy statement. Under the terms of those arrangements, Dr. Simantov will receive an annual cash retainer equal to $50,000 and a one-time initial grant of options to purchase 83,212 shares of common stock of the Company at an exercise price of $5.30 per share, with one-third of the grant vesting on each of the first three annual anniversaries of the date of grant. Dr. Simantov will also receive an annual cash retainer equal to $5,000 for her service on the Scientific Review Committee of the Board.

In addition, the Company has entered into an indemnification agreement with Dr. Simantov (the “Indemnification Agreement”), pursuant to which the Company will, subject to certain exceptions, indemnify Dr. Simantov to the fullest extent permitted by applicable law against all expenses incurred by her in connection with any claim which she is, or is threatened to be made, a party to by reason of her status as a director of the Company. The Indemnification Agreement also provides for the advancement of any expenses incurred by Dr. Simantov in connection with any such proceedings. The foregoing description is qualified in its entirety by reference to the Indemnification Agreement, a copy of which is attached as Exhibit 10.1 under Item 9.01 of this Form 8-K and is incorporated herein by reference.

Ronit Simantov, M.D., age 57, has served as chief medical officer of Gamida Cell Ltd. since July 2017. Prior to joining Gamida Cell, Dr. Simantov served as vice president, Oncology Global Medical Affairs at Pfizer Inc., where she was responsible for multiple oncology programs in various roles from 2011 through July 2017. Prior to Pfizer, Dr. Simantov served as vice president of clinical research at OSI Pharmaceuticals, as chief medical officer at CuraGen Corporation (acquired by Celldex) where she led development of small molecules and antibody-drug conjugates, and at Bayer HealthCare Pharmaceuticals, where she led the phase 3 study of Nexavar® (sorafenib) resulting in the first approval of a tyrosine kinase inhibitor in renal cell carcinoma. Prior to joining industry, Ronit spent seven years on the academic faculty at Weill Medical College of Cornell University, where she directed the fellowship program and conducted angiogenesis and vascular biology research. She has authored over 40 peer-reviewed manuscripts. Dr. Simantov holds an M.D. from New York University School of Medicine and a B.A. from Johns Hopkins University. She completed a residency in internal medicine at New York Hospital Cornell Medical Center, and a fellowship in hematology and oncology at Weill Cornell Medicine. The Company believes that Dr. Simantov possesses specific attributes that qualify her to serve on our board of directors, including her clinical development and research background in the field of oncology, as well as her expertise reflected in her academic experience and scientific and medical journal publications. The Board has determined that Dr. Simantov is independent under the Nasdaq Marketplace Rules and the Company’s criteria for determining director independence.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Indemnification Agreement, dated as of July 12, 2021, by and between Clovis Oncology, Inc. and Ronit Simantov.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOVIS ONCOLOGY, INC.

July 12, 2021	By:	/s/ Paul Gross
	Name:	Paul Gross
	Title:	Executive Vice President and General Counsel